Exhibit 10.10

January 8, 2017

Remo Canessa

Dear Remo,

Zscaler (the “Company”) is pleased to offer you employment on the following terms:

1.	Position: The Company will employ you full-time as its Chief Financial Officer reporting to me and working out of the Company’s office in San Jose, CA. By signing this letter of agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company or materially impair your ability to perform those duties.

2.	Base Salary and Incentive Compensation: The Company will pay you a base salary at the rate of $25,000 per month ($300,000 annualized “Base Salary”), paid in accordance with normal payroll policies of the Company and less applicable withholdings. In addition, you are eligible to receive an annual target bonus of $150,000 that will be pro-rated for FY17 based on your date of hire and will be guaranteed for the remainder of FY17 (ending July 31, 2017) as long as you remain employed with the Company through the date such bonus is paid. Thereafter, any bonuses you receive will be discretionary. The terms of your FY17 Bonus Plan will be provided to you within the first 30 days of your employment with the Company.

3.	Employee Benefits: As a regular employee of the Company, you will be eligible to participate in the Company’s standard employee benefit package (medical, dental insurance, paid-time-off, etc.) according to the terms of each respective benefit plan. Further information regarding these plans will be sent to you prior to or shortly after your Start Date.

4.	Stock Option: Upon joining the Company, it will be recommended to the Company’s Board of Directors or its authorized committee (in either case, the “Board”) that you be granted a non-statutory stock option to purchase 1,500,000 (one million, five hundred thousand) shares of the Company’s common stock (“Shares”) at an exercise price per Share equal to the fair market value of a Share on the date of grant, as determined by the Company’s Board (the “Option”). The Option will be subject to the terms and conditions of a stock option agreement and the Company’s 2007 Stock Plan (together, the “Stock Agreements”), including vesting requirements. Subject to your continued service with the Company, 25% of the Shares subject to the Option shall vest on the one-year anniversary of your first day of employment (your “Start Date”), and 1/48th of the Shares subject to the Option shall vest on the corresponding day of each month thereafter (or if there is no corresponding day in any such month, on the last day of such month), until all Shares have vested on the four-year anniversary date of your Start Date. In addition, the stock option agreement will include provisions giving you the opportunity (but not the obligation) to exercise the Option as to unvested Shares (an “early exercise”). Any unvested Shares you acquire upon the early exercise of the Option will be subject to the Company’s right to repurchase then unvested Shares upon your termination of service at any time and for any reason at the price you paid for such unvested Shares. The Company’s repurchase right will lapse in accordance with the same vesting schedule applicable to the Option.

5.	Employment Relationship: Employment with the Company is for no specific period of time. Your employment with the Company will be “at will”, meaning that either you or the Company may terminate your employment at any time and for any reason or no reason, with or without Cause (as defined in the Company’s current Change of Control and Severance Policy (“COC Policy”) regardless of whether you participate in the COC Policy at the time of termination). Your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, are subject to change by the Company; however the “at will” nature of your employment may only be changed in an express written agreement signed by you and the CEO of the Company.

6.

Termination Not in Connection with a Change of Control: In the event that the Company terminates your employment other than for Cause, death, or Disability (as defined in the COC Policy) outside of the Change of Control Period (as defined in the COC Policy), then, subject to your executing and not revoking the Company’s form of Separation Agreement and Release in a form substantially similar to the form attached as an exhibit to the COC Policy (the “Release Agreement”) within the time prescribed below, you will be entitled to receive: (a) accelerated vesting as to the number of unvested shares subject to equity awards that otherwise would have vested during the six (6) months following the date your employment with the Company terminates had you remained employed with the Company through such time (provided that, if such termination of employment occurs during the first 6 months following the Start Date, you will receive accelerated vesting as to 187,500 shares subject to the Option); (b) extension of the period of time in which you have to exercise your vested options to purchase Company common stock until the date that is twelve (12) months following your termination date, subject to earlier termination on a change in control (or similar transaction) pursuant to the terms of the equity plan under which the options are granted; and (c) severance pay at a rate equal to one hundred percent (100%) of your Base Salary, as then in effect (less applicable withholdings) for a period of six (6) months following the date of such termination. The severance pay shall be paid in accordance with the Company’s normal payroll practices and shall terminate 6 months following the date of your termination of employment with the Company. The Release Agreement must become effective and irrevocable no later than the sixtieth (60th) day following your actual termination date (the “Release Deadline”). If the Release Agreement does not become effective and irrevocable by the Release Deadline (unless such failure to become effective results from action or inaction by the Company), you will forfeit any right to severance payments or benefits under this Section 6. In no event will severance payments or benefits be paid or provided until the Release Agreement becomes effective and irrevocable. Any severance payments that would have been made to you prior to the Release Deadline will be paid to you no later than the first reasonably available Company payroll date on or following the Release Deadline and the remaining payments will be made as originally scheduled.

7.	Termination in Connection with a Change of Control: Subject to the approval of the Board, you will be permitted to participate in the Company’s Change of Control and Severance Policy (“COC Policy”) under which you will be eligible to receive certain severance payments and benefits in the event of your Qualifying Termination (as defined in the COC Policy). The benefits of the COC Policy will be substantially similar to those currently in effect for the Company’s other executive officers, except that you also will be entitled to the same benefit as described under Section 6(b) upon a Qualifying Termination. Upon being designated a participant in the COC Policy, you will be asked to sign a participation agreement that sets forth your rights under the COC Policy.

8.	Confidential Information & Invention Assignment Agreement: Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) prior to or on your start date. Please note that we must receive your signed Confidentiality Agreement before your first day of employment with the Company.

9.	Outside Activities: During the term of your employment with the Company, unless otherwise approved by the Board, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. While you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

10.	Withholding Taxes: All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

11.	Section 409A. The Company intends that all payments and benefits provided under this letter are exempt from, or comply with, the requirements of Section 409A of the Code and any guidance promulgated thereunder (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted in accordance with this intent. No payment or benefits to be paid to you, if any, under this letter or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. If, at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following your termination of employment. Each payment, installment, and benefit payable under this letter is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A.

12.	Entire Agreement: This letter, along with the Stock Agreements, the COC Policy, the Confidentiality Agreement, and any other agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral.

You may indicate your agreement with these terms and accept this offer by signing and dating the letter agreement and the enclosed Confidential Information and Invention Assignment Agreement and emailing them to me. This offer, if not accepted, will expire at the close of business on January 11, 2017. This offer is also contingent upon satisfactory check of your references. In addition, the Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or your employment relationship with the Company may be terminated. Also, as a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

Sincerely,

/s/ Jay Chaudhry

Jay Chaudhry

CEO & Chairman

I have read and accept this employment offer:	/s/ Remo Canessa	Start Date: February 13, 2017
Remo Canessa